Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form   S-8 (Nos. 333-87255, 333-110750 and 333-114945) of Zones, Inc. of our report dated February 28, 2005, except for Note 15, as to which the date is November 13, 2007, relating to the financial statements and financial statement schedule, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP
Seattle, Washington
November 13, 2007